Exhibit 99.1

Deep Down Announces First Quarter 2021 Results

Houston, TX – May 10, 2021 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its first quarter ended March 31, 2021. Deep Down will hold a conference call tomorrow, Tuesday, May 11, 2021 at 10:00 am Eastern Time to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.67	Cash*:	$4.7M
52-Week Range:	$0.34 - $0.79	Book Value*:	$8.1M
Shares Out.†:	12.4M	Price / Book Value:	1.0x
Market Cap†:	$8.3M	TTM Revenue:	$13.3M
*As of 12/31/20; †As of 5/7/21

Charles Njuguna, Deep Down’s CEO, commented, “Deep Down’s results for the first quarter of 2021 give us optimism that elements of a recovery are beginning to materialize. Oil prices progressively rebounded to healthier levels and travel restrictions began to ease, and we hope that the prevalence of vaccines will encourage even more jurisdictions to continue easing travel requirements. These positive market trends allowed us to provide the necessary support to our customers as they continue to mobilize to complete projects that were previously delayed due to the pandemic. In addition, gross profits for the first quarter sequentially improved by 28 percent and resulted in a gross profit margin of 44 percent as we benefited from a steady increase in bidding activity and execution of contract awards. Our net income also grew sequentially by 24 percent, which was helped by the improvements made to our cost structure throughout 2020.

“While an element of uncertainty remains, we are encouraged that the increased levels of service and bidding activity will be sustainable as market conditions continue to improve. We will remain focused on strategically managing our cash flows and cost structure as we relentlessly pursue opportunities to further grow and strengthen our business.”

Operating Results

Deep Down’s revenues for the three months ended March 31, 2021 (“Q1 2021”) were $3.9 million, an increase of $0.4 million, or 12 percent, compared to the three months ended December 31, 2020 (“Q4 2020”). Q1 2021 revenues were also $0.3 million, or 9 percent, higher than revenues for the three months ended March 31, 2020 (“Q1 2020”). The sequential and year-over-year increase is primarily due to an uplift in project activity as travel restrictions eased and our customers commenced projects that were previously delayed or put on hold due to the pandemic.

Gross profit for Q1 2021 was $1.7 million, or 44 percent of revenues, compared to Q4 2020 gross profit of $1.4 million, or 39 percent of revenues and Q1 2020 gross profit of $1.1 million, or 31 percent of revenues. The increase in gross profit percentage compared to both periods was principally due to a larger proportion of higher margin service work and equipment rental in Q1 2021.

Operating expenses were $1.6 million in Q1 2021 compared to $1.2 million in Q4 2020 and $1.8 million in Q1 2020. The sequential increase in operating expenses was primarily due to reinstatement of employee compensation to full levels and professional fees. The year-over-year decrease in operating expenses was due to the Company’s continuous efforts to reduce operating expenses in 2020.

Due to the factors discussed above, Deep Down reported a Q1 2021 net profit of $0.1 million, or $0.01 per diluted share, compared to a Q4 2020 net profit of $0.1 million, or $0.01 per diluted share, and Q1 2020 net loss of $0.6 million, or $0.05 loss per diluted share. Per share results in Q1 2021, Q4 2020, and Q1 2020 are based on 12.43 million, 12.39 million, and 12.71 million weighted average shares outstanding, respectively.

Deep Down reported modified EBITDA of $0.4 million in Q1 2021 compared to negative modified EBITDA of $0.3 million in Q1 2020. The year-over-year increase in modified EBITDA was primarily due to higher revenues and gross profit.

Financial Strength

At March 31, 2021, Deep Down had working capital of $5.2 million, which includes cash of $4.7 million and receivables of $5.2 million. Total shareholders’ equity was $8.1 million, or approximately $0.65 per diluted share. Given the Company’s current capital structure, Deep Down is well-positioned for growth as the Company continues to emerge from the weakened business environment caused by the COVID-19 pandemic.

Conference Call Details:

Password:	8295353
Call Dial-in:	1-877-303-6187 for domestic callers
1-678-894-3073 for international callers
Webcast/Replay URL:	https://edge.media-server.com/mmc/p/8jrb4u6m
Replay:	Available through May 18, 2021 on www.deepdowninc.com

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@deepdowninc.com

281-862-2201

DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended March 31,
	2021	2020
	(In thousands, except per share amounts)
Revenues	$3,922	$3,605
Cost of sales	2,194	2,482
Gross profit	1,728	1,123
Total operating expenses	1,612	1,754
Operating income (loss)	116	(631)
Total other (income) expense	(36)	1
Income (loss) before income tax expense	152	(632)
Income tax expense	4	5
Net income (loss)	$148	$(637)
Net income (loss) per share, basic and diluted	$0.01	$(0.05)
Weighted-average shares outstanding, basic and diluted	12,432	12,710

Comparative Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(In thousands)
Assets:
Cash	$4,654	$3,745
Other current assets	5,713	5,177
PP&E, net	2,368	2,604
Other non-current assets	3,202	3,413
Total assets	$15,937	$14,939

Liabilities:
Current liabilities	5,130	4,842
Other long-term liabilities	2,741	2,199
Total liabilities	7,871	7,041
Stockholders' equity	8,066	7,898
Total liabilities and stockholders' equity	$15,937	$14,939

DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA data:

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Net income (loss)	$148	$(637)
Add: Interest expense, net	13	1
Add: Income tax expense	4	5
Add: Depreciation and amortization	260	302
Add: Share-based compensation	20	50
Deduct: Gain on sale of asset	(49)	–
Modified EBITDA (loss)	$396	$(279)

Cash flow data:

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Cash provided by (used in):
Operating activities	$(196)	$91
Investing activities	(6)	(57)
Financing activities	1,111	(524)
Change in cash	$909	$(490)